Exhibit 3.4
Office of Secretary of State

     I, GLENN C. KENTON, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF AWCC ACQUISITION CORP. FILED IN THIS OFFICE ON THE FIFTH DAY OF AUGUST, A.D. 1983, AT 9 O’CLOCK A.M.
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/s/ Glenn C. Kenton

Glenn C. Kenton, Secretary of State

832170001	AUTHENTICATION:	| 0028216

	DATE:	08/05/1983

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
BEFORE PAYMENT OF CAPITAL
OF
AWCC ACQUISITION CORP.
(Pursuant to Section 241 of the General Corporation
Law of the State of Delaware)
          AWCC Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
          FIRST: That Article FOURTH of the Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:
          FOURTH: Capital Stock.
          1. Authorized Number and Classes of Stock. The total number of shares which the Corporation shall have authority to issue is 5,100,000 shares of capital stock as follows: 4,000,000 shares of Preferred Stock, par value $.01 per share; and 1,100,000 shares of Common Stock, par value $.01 per share.
          2. Preferences, Privileges, Restrictions and Rights of Classes of Stock. The special preferences, privileges, restrictions, and rights granted to or imposed on the respective shares are as follows:
     (a) Preferred Stock.
     (1) Dividends.
     (i) Rate. The holders of Preferred Stock shall be entitled to receive, when, as and if declared, dividends thereon at the rate of $.10 per share per annum, and no more.
     (ii) Accrual. Dividends shall accrue from the date of issuance of the shares of Preferred Stock to which they relate and shall continue to accrue from day to day, whether or not earned or declared, and whether or not there shall be (at the time such dividends are calculated or become payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends.

     (iii) Dividend Payment. To the extent permitted by the terms of any indebtedness from time to time owed by the Corporation to any lender, dividends (together with all dividends theretofore accrued but unpaid) shall be payable at the end of each calendar quarter during which the Corporation’s earnings are sufficient to permit such payment.
     (iv) Partial Dividend Payment. If at any time the Corporation shall pay less than the total amount of all dividends then accrued and payable on the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock so that an equal amount shall be paid with respect to each outstanding share thereof.
     (v) Priority. Dividends on the Preferred Stock shall be payable before any dividends shall be declared or paid upon or set aside for any other series or class of capital stock of the Corporation, so that if at any time dividends upon the Preferred Stock at the rate of $.10 per share per annum calculated cumulatively on a daily basis from the date of issuance, shall not have been paid thereon or declared and set apart therefor, the amount of the deficiency shall be fully paid or declared and set apart for payment before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for, any shares of any other series or class of the Corporation’s stock.
          2. Redemption.
     (i) Redemption. Unless prevented from doing so by an applicable restriction of law, any applicable provision of this Certificate of Incorporation or the terms of any indebtedness from time to time owed by the Corporation to any lender, the Corporation shall redeem, on or before August 1 of each of the five consecutive years beginning with 1991, one-fifth of all shares of Preferred Stock outstanding on July 31, 1991. All such redemptions shall be made in cash at the Preferred Stock Redemption Price (as defined below).

     (ii) Redemption Price. The Preferred Stock Redemption Price per share of Preferred Stock shall equal the sum of (A) $1.00 for each share of Preferred Stock as to which such redemption applies (the “Affected Shares”) plus (B) an amount equal to all dividends accumulated and unpaid thereon to the date on which such redemption is to be made which amount, if paid as part of the Preferred Stock Redemption Price pursuant to this Section 2 (a) (2) (ii) rather than as a dividend declared by the Board of Directors pursuant to Section 2 (a) (l) (i), shall not be deemed for any purposes to be a dividend paid by the Corporation.
     (iii) Redemptions to be Made Ratably. Each redemption of shares of Preferred Stock shall apply to each holder of shares of Preferred Stock ratably in accordance with his or its holdings of such shares.
     (iv) Redemption Notice. The Corporation shall make any redemption by written notice, given no less than twenty (20) and not more than fifty (50) days before the date fixed in such notice for redemption, by mail or delivery to each holder of shares of Preferred Stock at his or its address as the same appears on the Corporation’s books.
     (v) Method for Redemption. On or before the redemption date stated in the redemption notice described above, each holder of Affected Shares shall surrender to the Corporation at its office or at such place as it may designate in the redemption notice, duly endorsed to the Corporation, his or its certificate or certificates evidencing a number of shares of Preferred Stock at least equal to the number of Affected Shares held by him or it. Upon such surrender, the holder thereof shall be entitled to receive (A) payment of the Redemption Price; and-(B) a certificate representing the balance of any shares of Preferred Stock represented by the surrendered certificate or certificates but as to which the redemption does not extend.
     (vi) Effect of Redemption. If (A) the Corporation shall have given the redemption notice in the manner described above, (B) the Corporation shall have set apart all funds necessary to pay the Redemption Price, (C) all such funds are available for the sole purpose of paying the amount due for all Affected Shares; and (D) the Corporation shall have tendered payment of the Redemption Price contingent only upon surrender of the Affected Shares duly endorsed to the Corporation; then on and after the date fixed for redemption, the Affected Shares shall no longer be outstanding and all rights with respect to such shares shall forthwith cease except the right of the former holder thereof to receive the Redemption Price, without interest.
     (vii) Reissuance Prohibited. The Corporation shall not reissue any shares of Preferred Stock which shall have been redeemed or reacquired by the Corporation in any manner after the original issue thereof and all such shares so redeemed or reacquired shall be cancelled and shall cease to be a part of the authorized shares of the Corporation, and all obligations of the Corporation with respect to such shares shall termination upon such cancellation.
          3. Liquidation Rights.
          On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for payment to the holders of its capital stock, an amount equal to $1.00 per share of Preferred Stock plus an amount equal to the dividends accumulated but unpaid thereon to the date of final payment or dissolution, whether or not the Corporation shall have a surplus or earnings available for dividends. If the assets of the Corporation should be insufficient to permit payment to the holders of Preferred Stock of their full preferential amounts as herein provided, then such assets shall be distributed ratably among the holders of the Preferred Stock in accordance with their holdings of such stock. No payments shall be made and no assets shall be distributed to the holders of any class or series of capital stock of the Corporation unless the holders of Preferred Stock shall have received payment of the full amounts aforesaid. A consolidation or merger of the Corporation with or into any other corporation shall not be deemed a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section.
          4. Voting Rights.
          Except as required by law, the holders of the Preferred Stock shall not be entitled to vote their shares.

          5. Conversion Rights.
          The shares of Preferred Stock shall not be convertible into any other class or series of capital stock of the Corporation.
          (b) Common Stock.
          1. Voting Rights.
          Each holder of Common Stock shall have one vote for each share of Common Stock held of record by such holder.
          2. Dividends.
          Each holder of Common Stock shall be entitled to dividends ratably with all other holders of shares of all series of the Corporation’s Common Stock so that an equal amount shall be paid with respect to each outstanding share thereof, when, if and as such dividends are declared and paid, and no more.
          3. Liquidation Rights.
          On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, out of the assets of the Corporation available for payment to the holders of its capital stock and after payment in full of the liquidation preference, if any, payable to the holders of the Preferred Stock, the remaining assets of the Corporation shall be distributed ratably to the holders of the Common Stock in accordance with their holdings of such stock.
          4. Conversion Rights.
          The shares of Common Stock shall not be convertible into any other class or series of capital stock of the Corporation.
          SECOND: That Article FIFTH of the Certificate of Incorporation be, and it hereby is, amended to add a new subsection (3) and (4) as follows:
(3) The affirmative vote of at least 75 percent of the voting power of the Corporation shall be required to permit the Corporation to (a) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets, (b) purchase, lease or otherwise acquire all or substantially all the properties or assets of another corporation or entity, (c) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities other than a wholly-owned subsidiary of the Corporation, (d) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution or (e) take any action to cause an amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or By-Laws.
          THIRD: That the Corporation has not received any payment for any of its capital stock.
          FOURTH: That the foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the sole director of the Corporation in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, AWCC Acquisition Corp. has caused this Certificate to be signed by John Whitman, its President and sole director, and attested by Brian D. Beglin, its Assistant Secretary, this 4th day of August, 1983.

AWCC ACQUISITION CORP.

		By	/s/ John Whitman

John Whitman, President and Sole Director

ATTEST:

By	/s/ Brian D. Beglin
Brian D. Beglin, Assistant Secretary

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